Exhibit 99.1




   ADOLOR CORPORATION ANNOUNCES $60 MILLION PRIVATE PLACEMENT OF COMMON STOCK

EXTON, Pa., May 30 -- Adolor Corporation (Nasdaq: ADLR) announced today that it has entered into definitive purchase agreements to sell 3 million shares of newly issued common stock to current institutional investors for $60 million. Completion of the private placement is subject to customary closing conditions.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company expects to file a registration statement on Form S-1 promptly after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement.

About Adolor Corporation

Adolor Corporation discovers, develops and plans to commercialize proprietary pharmaceutical products for the treatment of pain and to mitigate the side effects that are caused by current pain treatments. Adolor has a portfolio of product candidates in development in Phase 1 to Phase 3 clinical trials. These product candidates include our peripheral opioid analgesics and ADL 8-2698, which is intended to reduce the most prevalent and severe side effects of current opioid narcotics, such as nausea and vomiting, as well as to treat the symptoms of opioid-induced bowel dysfunction, such as constipation. Adolor's product candidates target peripheral opioid receptors and are not expected to exhibit the dose-limiting side effects of existing opioid narcotics.

Certain statements made in this press release related to Adolor products as well as any ___ therapeutic ___ applications ___ and ___ outcomes, ___ may be deemed to be forward-looking statements. Such statements involve risks and uncertainties. Among the factors that could cause actual results to differ materially from those set forth in these statements are the risk that the clinical trials for Adolor's product candidates may not be successful. Adolor may not obtain necessary regulatory approvals for its product candidates and the risks and other factors detailed, from time to time, in Adolor's filings with the Securities and Exchange Commission, including Adolor's Registration Statement on Form S-1 and Report on Form 10-K.

SOURCE: Adolor Corporation

CONTACT: Peter Schied, Vice President and CFO of Adolor Corporation, 484-595-1500; or media, Lori Gosset or Diana Dalsass, both of Robert Marston and Associates, 212-371-2200; or investors, Lilian Stern of Stern Investor Relations, 212-315-0145, all for Adolor Corporation (ADLR)